Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2026 with respect to the financial statements of TurnOnGreen, Inc. and Subsidiaries included in the Annual Report on Form 10-K of TurnOnGreen, Inc. for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Chicago, Illinois

October 1, 2026